Exhibit 99.1

Centennial Communications to Sell Its Puerto Rico Cable
Television Properties for $155 Million

WALL, N.J.-- Sept. 7, 2004--Centennial Communications Corp. (NASDAQ:CYCL) today announced that it has entered into a definitive agreement to sell its wholly owned subsidiary, Centennial Puerto Rico Cable TV Corp. ("Centennial Cable TV"), to Hicks, Muse, Tate & Furst Incorporated for approximately $155 million in cash. Completion of the transaction is subject to customary closing conditions, including regulatory approval of the transfer of Centennial Cable TV's cable franchises, and is expected to occur in early 2005.

Centennial Cable TV operates a digital cable television system that serves approximately 73,000 subscribers and passes over 300,000 contiguous homes in southern and western Puerto Rico. For the fiscal year ended May 31, 2004, Centennial Cable TV's "Adjusted Operating Income" ("AOI") contribution represented less than 5% of Centennial Communications' total consolidated AOI. AOI is net income (loss) before income tax expense (benefit), interest expense-net, loss on impairment or disposition of equipment and depreciation and amortization.

"This has proven to be a good time to monetize our cable television business and this transaction accelerates the de-leveraging of the Company," said Michael J. Small, chief executive officer of Centennial.

The Company expects this to be a tax-free transaction, the proceeds of which would be used to fund the build out of the Lansing and Grand Rapids, Michigan licenses the Company expects to acquire from AT&T Wireless as well as other capital requirements contemplated in the Company's fiscal year 2004 guidance of $160 million in capital expenditures. Waller Capital Corporation represented Centennial in the transaction.

About Centennial

Centennial is one of the largest independent wireless telecommunications service providers in the United States and the Caribbean with approximately 17.3 million Net Pops and approximately 1,051,200 wireless subscribers. Centennial's U.S. operations have approximately 6.1 million Net Pops in small cities and rural areas. Centennial's Caribbean integrated communications operation owns and operates wireless licenses for approximately 11.2 million Net Pops in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands, and provides voice, data, video and Internet services on broadband networks in the region. Welsh, Carson Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites at www.centennialwireless.com, www.centennialpr.com and www.centennialrd.com.

Contact:
            Centennial Communications Corp.
            VP, Strategic Planning and Investor Relations
            Eric S. Weinstein, 732-556-2220


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